Exhibit 99.1

NEWS RELEASE
Company contact: Steve Bailey FLIR Systems, Inc. (503) 684-3731 www.FLIR.com	Investor Contact: Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com

FLIR Systems Reports Fourth Quarter

And 2002 Financial Results

2002 Net Earnings Reach A Record $2.33 Per Diluted Share

PORTLAND, Ore.—February 5, 2003—FLIR Systems, Inc. (NASDAQ:FLIR) announced today that net earnings for the fourth quarter ended December 31, 2002 increased 24% to $12.7 million, or $0.71 per diluted share. This compares to net earnings for the fourth quarter of 2001 of $10.3 million, or $0.61 per diluted share. Revenue for the 2002 fourth quarter increased 15% to $74.9 million, up from $65.0 million for the fourth quarter of 2001. Revenue from the sale of the Company’s Imaging products increased 19%, while revenue from the sale of the Company’s Thermography products increased 10% as compared to the fourth quarter last year.

For the twelve months ended December 31, 2002, net earnings rose 60% to a record $41.6 million, or $2.33 per diluted share. This compares to net earnings for 2001 of $25.9 million, or $1.62 per diluted share. Revenue for 2002 reached $261.1 million, an increase of 22% from the $214.4 million generated in 2001. Revenue from the sale of the Company’s Imaging products increased 36%, while revenue from the sale of the Company’s Thermography products increased 3% compared to the prior year.

Cash generated from operations totaled $16.4 million for the fourth quarter and $55.0 million for 2002. The Company has no outstanding debt and cash on hand of $46.6 million.

The backlog of orders grew to approximately $92 million at December 31, 2002 as compared to $82 million at December 31, 2001.

“2002 was an excellent year for FLIR and its shareholders. We managed our assets effectively, controlled expenses, generated cash, and grew revenue and earnings to new records,” commented Earl R. Lewis, President and CEO of FLIR. “In addition, we continued to develop state-of-the-art thermal imaging products and entered important new markets. We are proud of FLIR’s performance for the year, and optimistic about our continued growth in the future,” he concluded.

Reaffirms Revenue and Earnings Guidance for 2003

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

As previously announced, the Company continues to estimate revenue for 2003 in the range of $290 to $300 million, and net earnings of approximately $2.35 to $2.45 per diluted share, based on an increase in the estimated effective tax rate from 15% in 2002 to 32%—34% in 2003.

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The Forward Looking Infrared Company

FLIR Systems, Inc.—16505 SW 72nd Avenue—Portland, OR 97224—USA

Telephone: +1(800) 322 3731—www.flir.com

FLIR Systems Reports Fourth Quarter And 2002 Financial Results

February 5, 2003

Page Two

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the Reaffirms Revenue and Earnings Guidance for 2003 above are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am ET today. A simultaneous WebCast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 1:00 PM EST at this same internet address. For a telephone replay, dial (800) 633-8284, reservation #21116357, after 1:00 PM EST.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com

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FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Revenue	$74,932	$65,007	$261,080	$214,373
Cost of goods sold	35,852	30,123	124,060	97,541

Gross profit	39,080	34,884	137,020	116,832
Operating expenses:
Research and development	7,132	8,444	26,892	27,235
Selling, general and administrative	16,576	14,426	59,951	52,285

Total operating expenses	23,708	22,870	86,843	79,520
Earnings from operations	15,372	12,014	50,177	37,312
Interest expense	146	1,122	1,679	9,423
Other expense (income), net	303	(439)	(395)	(854)

Earnings before income taxes	14,923	11,331	48,893	28,743
Income tax provision	2,239	1,068	7,334	2,809

Net earnings	$12,684	$10,263	$41,559	$25,934

Net earnings per share:
Basic	$0.74	$0.66	$2.47	$1.73

Diluted	$0.71	$0.61	$2.33	$1.62

Weighted average shares outstanding:
Basic	17,094	15,555	16,854	14,992
Diluted	17,957	16,731	17,835	16,036

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for par value)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$46,606	$15,514
Accounts receivable, net	55,798	57,965
Inventories	50,141	46,560
Prepaid expenses and other current assets	12,673	11,548
Deferred income taxes	8,887	8,834

Total current assets	174,105	140,421
Property and equipment, net	12,678	10,806
Deferred income taxes, net	25,977	15,087
Intangible assets, net	16,647	16,811
Other assets	4,534	1,913

	$233,941	$185,038

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$23,370
Accounts payable	16,465	18,428
Deferred revenue	4,770	5,314
Accrued payroll and other liabilities	28,833	22,538
Accrued income taxes	2,558	747
Current portion of capital lease obligations	—	584

Total current liabilities	52,626	70,981
Pension and other long-term liabilities	8,869	9,209
Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; no shares issued at December 31, 2002 or 2001	—	—
Common stock, $0.01 par value, 30,000 shares authorized, 17,300 and 16,555 shares issued at December 31, 2002 and 2001, respectively	173	165
Additional paid-in capital	217,879	194,338
Accumulated deficit	(43,305)	(84,864)
Accumulated other comprehensive loss	(2,301)	(4,791)

Total shareholders’ equity	172,446	104,848

	$233,941	$185,038